UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 FX ENERGY, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Nevada                                      87-0504461
------------------------------              ------------------------------------
   (State or jurisdiction of                (I.R.S. Employer Identification No.)
incorporation or organization)

           3006 Highland Drive, Suite 206, Salt Lake City, Utah 84106
           ----------------------------------------------------------
                    (Address of Principal Executive Offices)

        FRONTIER OIL EXPLORATION COMPANY 1995 STOCK OPTION AND AWARD PLAN
                FX ENERGY, INC. 1996 STOCK OPTION AND AWARD PLAN
                FX ENERGY, INC. 1997 STOCK OPTION AND AWARD PLAN
                FX ENERGY, INC. 1998 STOCK OPTION AND AWARD PLAN
                FX ENERGY, INC. 1999 STOCK OPTION AND AWARD PLAN
                FX ENERGY, INC. 2000 STOCK OPTION AND AWARD PLAN
                FX ENERGY, INC. 2001 STOCK OPTION AND AWARD PLAN
                  FX ENERGY, INC. 2003 LONG-TERM INCENTIVE PLAN
          INDIVIDUAL PLAN GRANTS TO OFFICERS, DIRECTORS AND CONSULTANTS
          -------------------------------------------------------------
                            (Full title of the plans)

                David N. Pierce, 3006 Highland Drive, Suite 206,
                           Salt Lake City, Utah 84106
                ------------------------------------------------
                     (Name and address of agent for service)

                                  801-486-5575
          -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                        Copies of all communications to:
                                 James R. Kruse
                                 Kevin C. Timken
                        Kruse Landa Maycock & Ricks, LLC
                         50 West Broadway, Eighth Floor
                           Salt Lake City, Utah 84101
                            Telephone: (801) 531-7090
                            Telecopy: (801) 531-7091

                                                   CALCULATION OF REGISTRATION FEE

========================================= ============== ==================== ==================== =================
                                             Amount           Proposed         Proposed Maximum
          Title of Securities                 To Be       Maximum Offering         Aggregate          Amount of
            To Be Registered              Registered(1)  Price Per Share(2)     Offering Price     Registration Fee
----------------------------------------- -------------- -------------------- -------------------- -----------------
Common Stock, $0.001 par value
   per share ("Common Stock")
    1995 Stock Option Plan............        452,000           $8.75            $  3,956,796        $   501.33
    1996 Stock Option Plan............        500,000            5.82               2,908,567            368.52
    1997 Stock Option Plan............        498,000            7.87               3,921,246            496.82
    1998 Stock Option Plan............        500,000            6.37               3,186,088            403.68
    1999 Stock Option Plan............        500,000            4.42               2,208,443            279.81
    2000 Stock Option Plan............        600,000            2.58               1,550,120            196.40
    2001 Stock Option Plan............        600,000            3.06               1,838,600            232.95
    2003 Long-Term Incentive Plan.....        800,000            6.53               5,227,600            662.34
    Individual Plan Grants............      1,120,000            3.30               3,693,813            468.01
                                           ----------                            ------------        ----------
        Total.........................      5,570,000                            $ 28,491,273        $ 3,609.86
                                           ==========                            ============        ==========

------------------
(1) There are also registered pursuant to Rule 416 such additional number of securities as may be issuable under the antidilution provisions of the plans under which the common stock being registered is or will be issued.
(2) Pursuant to Rule 457(h) of the Securities Act of 1933, the proposed maximum offering price per share for the purpose of calculating the registration fee is the weighted average exercise price per share for the options being registered that have been granted as of the date of this registration statement, and based on the average of the high and low prices reported on February 9, 2004, as reported on the Nasdaq SmallCap Market, for those options not yet granted.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents filed with the Securities and Exchange Commission ("SEC") by FX Energy, Inc., a Nevada corporation (the "Company"), pursuant to the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, are hereby incorporated by reference:

         (1) our annual report on Form 10-K/A (file no. 000-25386) for the year ended December 31, 2002, as amended October 8, 2003;

         (2) our current reports on Form 8-K (file no. 000-25386) filed January 9, 2003, January 13, 2003, January 27, 2003, February 6, 2003, March 13, 2003, April 22, 2003, October 28, 2003,
                  October 29, 2003, January 23, 2004, January 26, 2004, February 5, 2004, and on Form 8-K/A filed December 4, 2003;

         (3) our quarterly reports on Form 10-Q (file no. 000-25386) for the quarter ended March 31, 2003, filed May 15, 2003, as amended October 8, 2003; for the quarter ended June 30, 2003, filed August 14, 2003, as amended October 8, 2003; for the quarter ended September 30, 2003, filed November 12, 2003; and

         (4) the description of the Common Stock of the Company contained in its current report on Form 8-K (file no. 000-25386) filed January 23, 2004.

         All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold, or that deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         None.

Item 6.  Indemnification of Directors and Officers

         Subsection 1 of Section 78.7502 of the Nevada Revised Statutes empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to Section 78.138 of the Nevada Revised Statutes or if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 78.138 of the Nevada Revised Statutes provides that, with certain exceptions, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that
(i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and (ii) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

         Subsection 2 of Section 78.7502 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         Section 78.7502 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (1) and (2) of Section 78.7502, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Section 78.751 of the Nevada Revised Statutes provides that the indemnification provided for by Section 78.7502 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents that have ceased to hold such positions and to their heirs, executors and administrators. Section 78.752 of the Nevada Revised Statutes empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 78.7502.

         Article VI of the Company's articles of incorporation provides that, to the fullest extent permitted by the Nevada Revised Statutes, the Company shall indemnify directors and may indemnify officers, employees, or agents of the Company to the extent authorized by the board of directors and in the manner set forth in the Company's bylaws. The bylaws provide, pursuant to Subsection 2 of
Section 78.751, that the expenses of officers and directors incurred in defending any action, suit or proceeding, whether civil or criminal, must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon delivery, if required by the Nevada Revised Statutes, of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified by the corporation. The Company also enters into indemnification agreements consistent with Nevada Revised Statutes with certain of its directors and officers. In addition, the Company's officers and directors are provided with indemnification against certain liabilities pursuant to a directors' and officers' liability policy.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC, such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable.

Item 7.  Exemption from Registration Claimed

         None.

Item 8.  Exhibits

      Exhibit
      Number*                       Title of Document                                      Location
--------------   ---------------------------------------------------  ----------------------------------------------
      Item 4.    Instruments Defining the Rights of Security Holders
--------------   ---------------------------------------------------  ----------------------------------------------
       4.01      Specimen Stock Certificate                           Incorporated by reference from the
                                                                      registration statement on Form SB-2, SEC File
                                                                      No. 33-88354-D

       4.02      Form of Rights Agreement dated as of April 4,        Incorporated by reference from the current
                   1997, between FX Energy, Inc. and Fidelity         report on Form 8-K dated
                   Transfer Corp.                                     April 4, 1997

       4.03      Description of Securities                            Incorporated by reference from the current
                                                                      report on Form 8-K dated
                                                                      January 23, 2004

      Item 5.    Opinion re: Legality
--------------   ---------------------------------------------------  ----------------------------------------------
       5.01      Opinion of Kruse Landa Maycock & Ricks, LLC          Attached

      Item 23    Consents of Experts and Counsel
--------------   ---------------------------------------------------  ----------------------------------------------
       23.01     Consent of PricewaterhouseCoopers LLP,               Attached
                   independent accountants
       23.02     Consent of Larry D. Krause, Petroleum Engineer       Attached
       23.03     Consent of Troy-Ikoda Limited, Petroleum             Attached
                   Engineers
       23.04     Consent of Kruse Landa Maycock & Ricks, LLC          Included in 5.01 above

-------------------
* The number preceding the decimal indicates the applicable SEC reference number in Item 601, and the number following the decimal indicates the sequence of the particular document.

Item 9. Undertakings

         Undertaking Required by Item 512(a) of Regulation S-K: The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Undertaking Required by Item 512(b) of Regulation S-K: The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Undertaking Required by Item 512(h) of Regulation S-K: Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 11th day of February, 2004.

                                               FX ENERGY, INC.

                                               By /s/ David N. Pierce
                                                  ------------------------------
                                                  David N. Pierce, President
                                                  (Principal Executive Officer)

                                               By /s/ Thomas B. Lovejoy
                                                 -------------------------------
                                                  Thomas B. Lovejoy (Principal
                                                  Financial Officer)

                                               By /s/ Clay Newton
                                                 -------------------------------
                                                  Clay Newton (Principal
                                                  Accounting Officer)

         Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed below by the following persons in the capacities indicated on this 11th day of February, 2004.


Dated: February 11, 2004                     /s/ Thomas B. Lovejoy
                                             -------------------------------
                                             Thomas B. Lovejoy, Director


Dated: February 11, 2004                     /s/ David N. Pierce
                                             -------------------------------
                                             David N. Pierce, Director


Dated: February 11, 2004                     /s/ Scott J. Duncan
                                             -------------------------------
                                             Scott J. Duncan, Director


Dated: February 11, 2004                     /s/ Dennis B. Goldstein
                                             -------------------------------
                                             Dennis B. Goldstein, Director


Dated: February 11, 2004                     /s/ David L. Worrell
                                             -------------------------------
                                             David L. Worrell, Director


Dated: February 11, 2004                     /s/ Arnold S. Grundvig, Jr.
                                             -------------------------------
                                             Arnold S. Grundvig, Jr., Director


Dated: February 11, 2004                     /s/ Jerzy B. Maciolek
                                             -------------------------------
                                             Jerzy B. Maciolek, Director


Dated: February 11, 2004                     /s/ Richard Hardman
                                             -------------------------------
                                             Richard Hardman, CBE, Director